duostech	November 16, 2015

From the Desk of Gianni B Arcaini Chairman and Chief Executive Office gba@duostech.com 904.652.1600 (direct)	To our Duos Technologies, Inc. Shareholders who participated in the reverse merger and are now holding (restricted) public stock in Duos Technologies Group, Inc. (OTCQB: DUOT).

Dear Shareholder,

I would like to update you on the significant progress that Duos Technologies Group is making since becoming a public company on April 1st of this year. As reported previously, the time has come when most of you can utilize Rule 144 to resell your shares on the open market. However, before I get into the procedural aspects of how to utilize Rule 144 for resale purposes, I would like to offer some cautionary notes and provide you with a deeper look into where our company stands today and where we expect to be in the foreseeable future. As a public company and pursuant to SEC rules, we are making all information available via SEC filings and press releases, hence this communication will also be filed as required by the rule. For those of you unfamiliar with the various types of SEC filings, our quarterly financials are reviewed by our PCAOB[1] authorized auditors and filed with the form “10-Q”. Audited annual financials are filed via form “10-K” and most other information is reported using form “8-K”. To view all filings please visit our website http://ir.duostechnologies.com/all-sec-filings, or navigate to http://edgar.sec.gov/edgar/searchedgar/companysearch.html, and enter “Duos Technologies Group, Inc.” under Company Name (make sure of correct spelling). On November 16, 2015, we have filed our third 10-Q since we became public on April 1, 2015, and I will discuss our significant progress in more detail later in this document.

Most of you have been patiently awaiting the moment that your stock becomes “liquid”, and I am sure you were excited to hear that we finally have become a publically traded company. However, the fact that we are a public company does not mean that there will immediately be a market of buyers willing to acquire your/our stock. We are working with market professionals to expand investor awareness of our company. An increasing number of brokers, bankers and investors are becoming aware of our company after the reverse merger and have expressed interest in becoming involved with our company. However, the investment community is closely monitoring our financial performance and execution of our business plan and, while we can obviously provide no assurance of future results, we anticipate such increased interest will become more evident in the trading volume during the next 2 quarters. The good news is that, as you will learn later in this report (and via our filings), we have exceeded our projections by a significant margin and expect a similar performance for the following year. So, when considering the timing of when you sell some or all your stock in our company, you should also weigh the possibility that the shareholder value (and stock price) may increase commensurate with the future success of our company. I am confident you will see significant progress as we continue announcing contract awards and report strong quarterly performances. In that context you can review the Equity Research Report by Wall Street Resources dated 10/1/15, published on their website http://wallstreetresources.net/duos.aspx. Wall Street Resources and Paul Silver[2], the analyst who authored the report, are independent of the Company and the reference to this report is not intended to express an opinion on any of the views expressed therein.

[1] The Public Company Accounting Oversight Board (PCAOB) is a private-sector, nonprofit corporation created by the Sarbanes–Oxley Act of 2002 to oversee the audits of public companies and other issuers in order to protect the interests of investors and further the public interest in the preparation of informative, accurate and independent audit reports. Since 2010, the PCAOB also oversees the audits of broker-dealers, including compliance reports filed pursuant to federal securities laws, to promote investor protection. All PCAOB rules and standards must be approved by the U.S. Securities and Exchange Commission (SEC).[Source: Wikipedia “ https://en.wikipedia.org/wiki/Public_Company_Accounting_Oversight_Board”]

duostech	November 16, 2015

Financial Information Period Ending September 30, 2015

We filed early this week our quarterly report for the quarter ended September 30, 2015. We reported revenues of $4,953,164 for the period ending September 30, 2015, compared to $3,174,442 for the same period in 2014. The 56% growth for the period is due to an increase of $1,472,714 in project activity, increase of $96,043 in maintenance and technical support services, and $209,965 in new revenue from our IT Asset Management Services division. Gross profits were $2,647,130 and $1,508,991 for the nine months ended September 30, 2015 and 2014, respectively, an increase in margin to 53.44% from 47.54%, during the previous year.

Loss from operations for the reporting period was $2,166,640 compared to $887,075 in the previous year. The majority of this loss can be attributed to overall cost of the merger, and operating as a public entity, including a one-time non-cash impairment charge of $1,578,816 recorded for the period ending June 30, 2015. The adjusted operating loss (net of merger related cost and debt conversions) for the period is $587,824, and adjusted EBITDA loss is $550,420, as compared to an adjusted EBITDA loss of $844,824 for the same period of the previous year.

Capitalization

Total Common Stock outstanding

as of September, 2015 was

***63,318,512***

[2] About the Analyst: - Mr. Silver joined Wall Street Resources in 2006 as the Director of Research. He has been in the financial services industry since 1995 and began his professional career in auditing with a Big Four accounting firm in New York City. Mr. Silver made the move to Wall Street as a sell-side research analyst for two global investment banks in New York City including Salomon Smith Barney and UBS Paine Webber. At Salomon Smith Barney he was a member of the firm’s research team covering REITs that was consistently ranked #1 by Institutional Investor magazine. Most recently, Mr. Silver worked for a private equity firm as its Chief Investment Strategist. Mr. Silver is a graduate of the College of William and Mary in Virginia with a BA in liberal arts and New York University's Stern Business School with an MBA in International Finance and Accounting.

duostech	November 16, 2015

Significant Developments during 2015

Our R&D and Engineering divisions have been very prolific delivering a plethora of new systems, subsystems, and significant upgrades to both our Physical Security Information Management (PSIM) system, centraco™ (3rd generation), and to our process and analytics platform praesidium™.

The 3rd generation centraco™ represents a complete re-design of all modular components and includes a myriad of new features. To name just a few of the most significant upgrades, this version provides:

1.	Full mobility;
2.	New and improved interface utilization;
3.	Responsive HTML5 application built on latest video and data delivery technologies;
4.	Leverages WebRTC and Websockets to push real-time content to users while significantly minimizing bandwidth and latency requirements;
5.	New data gathering and processing core which correlates events from many distributed systems into one cohesive interface;
6.	Data acquisition and processing engine can connect to a wide array of devices including IP cameras, analog-to-digital encoders, video management, access control and incident management systems, digital input/output devices and much more; and
7.	A newly designed process engine provides extrapolated hooks which substantially simplify and shorten development time when integrating new devices.

Another significant achievement is the completion of praesidium™ version 3.0 (P3.0) upgrade, which provides a significantly wider scope of our proprietary video analytics engine, while minimizing processing times for more effective and more efficient delivery of video streams. This upgraded P3.0 version is now the new standard for all new project deployments and we expect to upgrade many of our established customer sites beginning in Q1 of 2016.

Our R&D and Engineering teams developed and/or launched several new technologies. Some of the more significant developments are:

Vehicle Undercarriage Examiner 2nd Generation

We have re-engineered, developed and deployed a completely re-designed Vehicle Undercarriage Examiner technology (vue). This 2nd generation technology is able to inspect the undercarriage of rail cars (both freight and transit rail) traveling at speeds of up to 70 MPH (compared to our 1st generation system which is limited to speeds of 15 MPH). Several prototypes of both versions (1st generation – low speed and 2nd generation – high speed) have been successfully deployed under a program spearheaded by the Johns Hopkins University Applied Physics Laboratory who received funding for this project from the TSA. As reported earlier, the original prototype has been tested at a strategic inspection point during Super Bowl XLVIII.

duostech	November 16, 2015

Rail Inspection Portal 3rd Generation

Under a series of development grants from the TTCI (the technology evaluation arm of the American Association of Railroads), our company developed and deployed a proprietary system prototype targeting mechanical and structural anomalies of rail cars, with a particular focus on ultra-high resolution imagery.

The system is based on Duos Technologies’ proprietary Railcar Inspection Portal (rip TM) technology, the company’s latest innovation combining several proprietary intelligent technologies and sub-systems, using analytical algorithms to process and evaluate a broad range of data from multiple sensor technologies.

For example, the system can automatically detect missing bolts and other anomalies on the undercarriage of rail cars and locomotives traveling at speeds of up to 70 MPH.

As rail road operators are focusing on decreasing the dwell times[3] of rolling stock, Duos’ rail inspection portal (rip) will revolutionize current preventive maintenance strategies which will lead to significantly reduced network costs associated with the current inspection process.

Our railcar inspection portal system substantially improves capability and effectiveness of railcar inspections and allows for high resolution 360-degree imaging of the railcar as it passes through the portal at high speeds. Monitoring and maintaining the structural health of railcars is important to ensure safe and efficient railroad operation and is a paramount focus of today’s rail industry.

[3] Dwell time is the time it takes to “manually” inspect rail cars once they enter a rail inspection yard

duostech	November 16, 2015

Over 2 million freight cars travel daily over North America’s approximately 200,000 miles of tracks. Each time one of these cars departs a yard, terminal, or industrial facility, it is required under Federal Railroad Administration (FRA) regulations to be inspected.

Our system design allows maximum flexibility in selecting the feature sets required by customers on a specific application basis.

We have been awarded a strategic project and will soon announce this award from a major rail operator, who selected our inspection portal as part of their strategic initiative to reduce network costs. Our Press Release includes a quote from the Director of Advanced Engineering from that rail operator, stating:

“We continue to embrace technologies with a focus on decreasing the dwell times of our rolling stock. We believe that the Duos system will help us take advantage of preventive maintenance strategies and reduce network costs associated with the current inspection process.”

We believe that there will be a shift towards implementing our technology as an industry-wide standard for remote damage assessments of rolling stock following successful completion of the ongoing pilot projects, with such trending and the positive effects on the company’s financial performance becoming visible commencing in Q3 of 2016.

Transit Rail Platform Analytics (New Development)

We have been selected by the NY City Transit System to provide a pilot (proof of concept) of our Platform Analytics Technology concept. This project has matured over the past 18 months and we expect to receive a purchase order during Q4 with an anticipated deployment during the first half of 2016. The technology is designed to automatically detect objects falling on tracks adjacent to transit passenger platforms, and to alert incoming rail traffic to that effect. Once we have successfully completed the pilot, we expect to be selected as one of 2 companies that will share a contract award for the deployment of this technology to the 480+ stations of the NY transit system.

As we transition from the pilot stage of the various technologies to a commercial distribution, we expect to capture a significant market share, especially in the rail sector. These new products and product improvements, along with improved software management practices, and the transition to all of our products being powered by centraco™, continue to be the cornerstone of the company’s growth strategy for 2016 and beyond.

duostech	November 16, 2015

Financial Forecast 2015 - 2017

Backlog

Total revenue projected under our Baseline Forecast for 2015-2016 amounts to $15.1 million. As of November 15, 2015, we have contracts or purchase orders amounting to 12.8 million in backlog (including pending awards), representing 84% of total revenue projected for 2015 and 2016 combined. In addition, our pipeline of opportunities amounts to app. $125 million, of which approximately $6.1 million are identified “high probability” awards anticipated to be executed during 2016 and $2.8 million during 2017.

Under our Baseline Forecast, we projected revenue to grow from $4.6 million in 2014 to $6.2 million in 2015, representing a year over year (YoY) growth of 35%. We expect to exceed these projections and complete the current year with revenue of approximately $6.8 million, or 48% year-over-year.

Baseline Forecast

Following is our baseline forecast for 2015 through 2017.

duostech	November 16, 2015

Upside Forecast

As discussed earlier, our flagship products have undergone several cycles of real-time field testing all of which have been successfully concluded. We believe that our financial forecast has significant upside potential, in particular as a result of our latest generation rail inspection portal, which now includes added features that are expected to change maintenance and inspection strategies throughout the rail industry at large. The following “Upside Forecast” reflects Management’s projections of an alternative evolution of our business, which is based on the expectation that we will win an additional share of our Opportunities Pipeline of currently in excess of $120 million. The assumptions in our Upside scenario include specifically the following:

Additional Revenue Source	2016	2017
Rail Inspection Portal Technology Suite	$6.56	$13.94
Service & Maintenance (recurring annually)	$0.61	$1.22
Centraco Licensing and IT Services	$2.28	$3.75
Total Additional Revenue	$9.46	$18.92

Additional Growth through Accretive Mergers and Acquisitions

The Company is also committed to pursue an M&A strategy which will (a) provide quicker means to scale revenues, (b) add tested business development teams to the group, (c) add already developed and tested technologies thereby significantly reducing “time to market”, (d) add technical (human) resources with sector-specific areas of expertise, (e) add a significant cross fertilizing knowledge base to the team, and (f) potentially expand the Company’s geographic foot print.

The Company’s M&A strategy anticipates only accretive mergers and/or acquisitions. Possible exceptions may be acceptable if a particular target holds significant IP and is in an early stage of development. However, the Company intends to carefully weigh expected synergies against any potential financial impact of such non-accretive acquisitions.

duostech	November 16, 2015

Next Steps

As we execute on our business plan our next step will be the up listing to a national exchange, such as NASDAQ. Obviously there are several requirements to qualify for such up listing, however, we believe that with continued performance and an anticipated capital raise, we should be able to qualify and be able to up list within the coming 12 to 18 months.

Shareholder Liquidity – How to Remove the Restrictive Legend (Rule 144)

As background, your stock currently has what is known as a “Rule 144” restriction.    We believe strongly that there will be a significant increase in the value of our company, once we continue delivering or exceeding our forecast during the coming 12 to 18 months.

Of course my office is here to assist with the process by which your current restricted stock can be resold under Rule 144, if and when you wish to do so.

Following is a step by step guideline as to how to begin the process:

Resale Process

In order to determine which process to follow, select your situation from the following two categories of shareholding in Duos Technologies Group, Inc. (DUOT):

1.	You hold less than 10% of the restricted shares of DUOT (app. 6.3M) and want to sell some of your shares prior to April 2, 2016.
2.	You hold less than 10% of the restricted shares of DUOT (app. 6.3M) and want to sell some of your shares after April 1, 2016.

Category 1

After November 13, 2015 but before April 1, 2016 your shares qualify for re-sale under Rule 144. The procedure is as follows:

1.	Identify a broker who will handle the re-sale of your shares.
2.	That broker will file Form 144 with the SEC on your behalf (most brokers are familiar with the process and required form).
3.	Complete the “Shareholder Request to remove Legend” – Form A[1] and “Statement of Non-Affiliation” – Form B1 (Note: If you hold your stock until after April 1, 2016, Form B2 is required - see Category 2 below). If you are a corporation, you should also complete a “Corporate Resolution” – Form C
4.	The process requires a qualified legal opinion. Indicate whether you will obtain your own legal opinion or if you wish for the Company to obtain the opinion on your behalf (in all cases the cost of the legal opinion is borne by the shareholder)
5.	Send items 3 & 4 to the attention of:

Jean Martin

[1] PLEASE REQUEST THE RESPECTIVE FORMS APPLICABLE TO YOU FROM JEAN MARTIN (jmm@duostech.com)

duostech	November 16, 2015

Duos Technologies Group, Inc.

6622 Southpoint Drive South, Suite 310

Jacksonville, FL 32216

Once we receive your completed forms and payment for the legal opinion (in the case where the Company is assisting you), we will request the required legal opinion on your behalf and send the completed package for review to the transfer agent, Pacific Stock Transfer, who will coordinate with your broker.

For avoidance of problems related to incorrect addresses with regard to our international shareholders, all certificates will be sent to us for onward distribution to your address of record.

Category 2

From April 1, 2016, the legend may be removed from your certificate and there is no need to identify or work with a broker to file Form 144.  Please complete item 3 above noting that:

·	Instead of Form B1 you need to submit form B2, and
·	The company will be obtaining a “blanket” legal opinion for all legend removal requests where the stock has been held for 12 months or more, as there is no requirement for us to obtain an individual opinion for each requesting shareholder. No payment is required from you.

We are also working on the ability to deposit shares electronically but as of this communication, this is not yet approved by the Depository Trust Corporation.

If you have any questions regarding the process, feel free to contact Adrian Goldfarb, CFO directly at (904) 652 1616 or via email agg@duostech.com, who will be glad to work directly with you to facilitate the process

We are pleased with the progress the Company has made this year in building lasting value for our shareholders while fulfilling our corporate goal to become a leading intelligent security analytical technology solutions provider. We consider the Company to be well positioned for success in 2016 and beyond.  On behalf of our team, we appreciate your continued support.

Best Regards,

Gianni B. Arcaini

Chairman of the Board and CEO

duostech	November 16, 2015

This letter contains forward-looking statements. These statements are not historical facts, but rather statements based on our current expectations regarding our business strategies, intended results and future performance. Forward-looking statements are preceded by terms such as “expect(s)”, “believe(s)”, “anticipate(s)”, “intend(s)” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended, which has been filed with the Securities and Exchange Commission (the “SEC”) and is available on the SEC’s website (www.sec.gov). Factors that may cause or contribute to these differences also include, without limitation, our expectations as to continued revenues growth from existing and new customers and ultimate profitability, our history of losses and limited revenue, our business environment and industry trends, competitive environment, the sufficiency and availability of working capital, ability to raise working capital and general changes in economic conditions. Further information on our risk factors is contained in our filings with the SEC, including the Form 10-K for the year ended December 31, 2014. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to revise or update any forward-looking statement for any reason.